Exhibit 10.4

QUANTA SERVICES, INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Effective April 30, 2013

Article 1 - Introduction

The purpose of the Plan is to provide an opportunity for directors of the Company who are not employees of the Company or a Subsidiary the ability to defer any Eligible Director Fees. Participants in the Plan are permitted to defer all or a portion of their Eligible Director Fees under the Plan, in accordance with the terms and conditions described herein. The Company believes that the Plan enhances its ability to attract and retain directors of outstanding competence.

This Plan is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment or benefit hereunder is subject to Section 409A, it shall be paid in a manner that will comply with Section 409A.

Capitalized terms used in the Introduction shall have the meaning set forth in Article 2 of the Plan.

Article 2 - Definitions

2.1	Account – means, with respect to each Participant, the separate recordkeeping account maintained for a Participant which shall reflect any Eligible Director Fees deferred under the Plan pursuant to Article 5 hereof and any earnings (positive or negative) thereon, as determined in accordance with Article 5 hereof.

2.2	Affiliate – means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

2.3	Award Date – means the date that Eligible Director Fees would otherwise be paid to a Participant if the Participant did not elect to participate in the Plan.

2.4	Beneficiary – means a beneficiary or beneficiaries designated by the Participant under Article 7.

2.5	Board – means the Board of Directors of the Company.

2.6	Cash Account – means the account to which the Company will make a book entry to credit all or a portion of Eligible Director Fees that a Participant elects to defer under the Plan and, in accordance with Section 5.3 hereof, deems invested in cash equivalents based on the mid-term annual Applicable Federal Rate on the Effective Date, as adjusted on the first day of each subsequent Plan Year.

2.7	Change in Control – means, and shall be deemed to have occurred upon, any of the following events, provided that such an event is a Change in Control Event within the meaning of Code Section 409A:

(i)	Any transaction (in one or a series of related transactions during a twelve (12) month period) that results in a “change in ownership” under Code Section 409A of all or substantially all of the assets of the Company;

(ii)	Any “person” as such term is used in Section 13(d) and Section 14(d) of the Exchange Act is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with clause (iv) below, (V) any acquisition involving beneficial ownership of less than a majority of the then-outstanding shares of common stock of the Company “Common Shares” (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;

(iii)	During any twelve (12) month period, the individuals who at the beginning of such period constituted the Board together with any individuals subsequently elected to the Board whose nomination by the shareholders of the Company was approved by a vote of the then incumbent Board (i.e. those members of the Board who either have been directors from the beginning of such twelve (12) month period or whose election or nomination for election was previously approved by the Board as provided in this clause (iii)) cease for any reason to constitute a majority of the Board; and

(iv)	The Board or the shareholders of the Company approve and consummate a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other entity, unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

2.8	Code – means the Internal Revenue Code of 1986, as amended from time to time.

2.9	Committee – means the Compensation Committee of the Board. If the Board removes the Committee for any reason, “Committee” means the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of the Plan or any interpretations or other actions of the Committee.

2.10	Company – means Quanta Services, Inc., a corporation organized under the laws of the State of Delaware (or any successor).

2.11	Deferral Agreement – means an agreement executed by a Participant setting forth his or her election to defer receipt of his or her Eligible Director Fees and an authorization for the Company to credit such amount to a book entry Account maintained by the Company on behalf of the Participant. A Deferral Agreement shall contain such provisions, consistent with the provisions of the Plan, as may be established from time to time by the Company or Committee.

2.12	Disability – means the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person, or if such a plan does not exist at any relevant time, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.13	Effective Date – means the effective date of the Plan as provided in Section 9.10.

2.14	Eligible Director Fees – means (i) the Participant’s annual cash retainer, which includes, but is not limited to, compensation for board membership, committee membership, and board/committee leadership, and (ii) any other amounts determined by the Committee in its sole discretion consistent with Section 409A. Eligible Director Fees shall not include expense reimbursements.

2.15	Exchange Act – means the Securities Exchange Act of 1934, as amended.

2.16	Participant – means a director of the Company who satisfies the eligibility requirements under Article 4 of the Plan and elects to participate in the Plan in accordance with its terms.

2.17	Plan – means the Quanta Services, Inc. Non-Employee Director Deferred Compensation Plan, as amended from time to time.

2.18	Plan Year – means the calendar year.

2.19	Rule 16b-3 – means the “short-swing” profit recovery rule pursuant to Rule 16b-3 promulgated under Section 16(b) of the Exchange Act or any successor provision.

2.20	Section 409A – means Section 409A of the Code, including the final regulations promulgated thereunder or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

2.21	Separation from Service – means a “separation from service” (as defined in Section 409A) as a director of the Company for any reason whatsoever, including, but not limited to, death, retirement, resignation, Disability, and dismissal (with or without cause).

2.22	Service Period – means (a) with respect to a director who is initially elected, re-elected or remains a director at the annual meeting of the stockholders (the “Annual Meeting”), the period from the Annual Meeting through the day preceding the subsequent Annual Meeting, and (b) with respect to a director who is appointed to the Board other than at an Annual Meeting, the period from the date of the appointment through the day preceding the subsequent Annual Meeting.

2.23	Subsidiary – means any “subsidiary corporation” within the meaning of Section 424(f) of the Code. An entity shall be deemed a Subsidiary of the Company only for such periods as the requisite ownership relationship is maintained.

2.24	Unforeseeable Emergency – means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, or of a spouse, a Beneficiary, or a dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances constituting an unforeseeable emergency shall depend on the facts of each case, but in any event, shall not be made to the extent that such emergency is or may be relieved: (a) through liquidation or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under this Plan. In addition to the requirements set forth in clauses (a), (b), and (c) above, as a precondition to an unforeseen emergency, a Participant must have obtained all distributions, other than hardship distributions of salary reduction contributions under a cash-or-deferred arrangement maintained by any employer pursuant to a plan qualified under Section 401(a) of the Code which contains a cash-or-deferred arrangement and other than amounts available under another nonqualified deferred compensation plan due to the unforeseeable emergency. This definition is intended to comply with Section 409A.

Article 3 - Administration

3.1

The Plan shall be administered by the Committee. The Committee may select an administrator or any other person to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. All interpretations, determinations and decisions of the Committee shall be made in its sole and absolute discretion based on the Plan document and shall be final, conclusive and binding on all parties with respect to all matters relating to the Plan.

3.2	The Committee may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Committee may, in its sole discretion, designate an agent to administer the Plan, keep records, send Account statements to Participants and to perform other duties relating to the Plan, as the Committee may request from time to time.

3.3	The Company shall, to the fullest extent permitted by law and the Certificate of Incorporation and By-laws of the Company, and, to the extent not covered by insurance, indemnify each director or employee of the Company and its Subsidiaries (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company or a Subsidiary, except in instances where any such person engages in fraud or acts in bad faith. To the extent permitted by law, such right of indemnification shall include the right to be paid by the Company for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director or employee or under the Certificate of Incorporation of the Company or the By-Laws of the Company. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.

Article 4 - Eligibility

Any director of the Company who is not an active employee of the Company or any of its Subsidiaries shall be eligible to participate in the Plan.

Article 5 - Timing and Manner of Deferrals

5.1	Timing of Deferral Elections

No later than December 31 of a Plan Year, each Participant may voluntarily elect to defer all or a portion of his or her Eligible Director Fees to be earned with respect to services performed by a Participant on behalf of the Company for the Service Period commencing in the following Plan Year in accordance with Section 6.2, as elected in a Deferral Agreement. Notwithstanding the foregoing, if a Participant first becomes eligible to participate in the Plan during a Plan Year, such Participant may elect to participate in the Plan with respect to Eligible Director Fees that would otherwise be earned for services performed during the Service Period commencing in that Plan Year no later than 30 days following the date such director first becomes a Participant; provided, however, that such election shall apply only to Eligible Director Fees earned for services performed subsequent to the date on which a valid Deferral Agreement is received by the Committee from the Participant.

With respect to any Plan Year, a Deferral Agreement is irrevocable on and after the date the Deferral Agreement must be submitted to the Company in accordance with procedures established by the Committee, and is valid solely for the Service Period commencing in the Plan Year to which the election relates. If no new Deferral Agreement is timely made or filed in accordance with procedures established by the Committee with respect to the Service Period commencing in any subsequent Plan Year, Eligible Director Fees earned during the Service Period commencing in the subsequent Plan Year may not be deferred under the Plan.

5.2	Amount of Deferral

A Participant may voluntarily elect to defer all or a portion of his or her Eligible Director Fees in 5% increments, as elected by the Participant in a Deferral Agreement.

5.3	Returns on Accounts.

A Participant’s Account shall be credited with returns according to the performance of the deemed investment choices selected by the Participant from time to time, from among the deemed investment choices made available by the Company, subject to the following:

(a)	The Company shall have no obligation to provide any deemed investment choice to Participants, other than the Cash Account.

(b)	Participants may allocate their Accounts among the deemed investment choices available under the Plan only in whole percentages.

(c)	The rate of return, positive or negative, credited under each deemed investment choice (other than the Cash Account) is based upon the actual investment performance of the deemed investment choice and shall equal the total return of such investment net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Company reserves the right, on a prospective basis, to add to, or delete from, the deemed investment choices.

(d)	Each Participant’s Account shall be allocated to the Cash Account, unless and until the Participant makes an affirmative deemed investment choice otherwise from among the other deemed investment choices, if any, available under the Plan.

(e)	Notwithstanding the rates of return credited to a Participant’s Accounts under the applicable deemed investment choices, the Company shall not be obligated to invest any portion of a Participant’s Account in such deemed investment choices.

5.4	Changes in Deemed Investment Choices.

A Participant may change the deemed investment choices to which his Account is deemed to be allocated at such times and through such means as determined by the Committee. Each such change may include (a) reallocation of the Participant’s existing Account in whole percentages, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Account in the future, as the Participant may elect. The Committee may establish rules and procedures for administering deemed investment choice selections.

5.5	Valuation of Accounts.

The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.3 through the day preceding such date, less the amounts theretofore deducted from such Account. The Participant’s Account shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.

Article 6 - Vesting and Distribution

6.1	Vesting

A Participant’s Account shall be fully vested at all times.

6.2	Distribution of Account

(a)	Except as otherwise provided in Article 8 hereof, a Participant’s Account shall be distributed to the Participant (or, in the case of a Participant’s death, his or her Beneficiary) in its entirety no later than sixty (60) days after the earliest to occur of the following: (i) a Participant’s Separation from Service; (ii) a Change in Control; or (iii) the date designated in a Deferral Agreement, which date shall be either 3, 5, 7 or 10 years from the Award Date, unless a subsequent deferral election is made pursuant to Section 6.2(b).

(b)	Notwithstanding the foregoing, if the Committee shall so permit, a Participant may elect to extend the deferral period under Section 6.2(a)(iii) and thereby defer payment of the deferred amount plus earnings thereon, provided that the Participant’s subsequent deferral election: (i) may not be effective until 12 months after the date the subsequent election is made; (ii) must be made at least 12 months prior to the date the payment would otherwise be made; (iii) must provide that the payment date under Section 6.2(a)(iii) is delayed by at least five years from the original payment date (or any subsequent election), (iv) shall only be valid if it complies with the requirements of Code Section 409A.

6.3	Unforeseeable Emergency

If a Participant suffers an Unforeseeable Emergency, as defined herein, the Committee, in its sole discretion, may pay as soon as administratively feasible to the Participant only that portion, if any, of his or her account that the Committee determines is necessary to satisfy the emergency need, including any amount necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment pursuant to this Section 6.3 shall apply for the payment in writing in a form approved by the Committee, shall provide such additional information as the Committee may require, and shall abstain from participating in any decision by the Committee concerning his or her request.

Article 7 - Designation of Beneficiary

A Participant may designate one or more Beneficiaries to receive the Participant’s benefits under the Plan in the event of his or her death. Such designation, or any change therein, must be in writing in a form acceptable to the Committee and shall be effective upon receipt by the Committee. If there is no effective Beneficiary designation, the Participant’s Beneficiary shall be the Participant’s estate. Upon the acceptance by the Committee of a new Beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary designation form filed by the Participant and accepted by the Committee prior to his or her death.

Article 8 - Amendment or Termination of Plan

The Company reserves the right to amend, terminate or freeze the Plan at any time, subject to the requirements of Section 409A, by action of its Board (or a duly authorized committee thereof) or the Committee, provided that no such action shall adversely affect a Participant’s rights under the Plan with respect to Eligible Director Fees that have been deferred before the date of such action. Upon termination of the Plan, the Company may, in its sole discretion, pursuant to Section 1.409A-3(j)(4)(ix) of the Treasury Regulations (regarding plan termination and liquidations), elect to distribute a Participant’s Account in its entirety within the period of time prescribed by Section 1.409A-3(j)(4)(ix) of the Treasury Regulations. Upon freezing of the Plan, all Eligible Director Fees deferred under the Plan prior to freezing shall continue to be held under the Plan in accordance with Section 6.2.

Article 9 - Miscellaneous Provisions

9.1	Withholding

To the extent legally required, participation in the Plan is subject to any legally required tax withholding with respect to a Participant’s participation in the Plan (including, without limitation, any distributions from the Plan).

9.2	Notices

Any notice required or permitted to be given by the Company or the Committee pursuant to the Plan shall be deemed given when personally delivered by hand, a nationally recognized overnight courier or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant at the last address shown for the Participant on the records of the Company or such other address that the Participant shall designate in writing to the Company.

9.3	Obligations Unfunded and Unsecured

The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company or any Subsidiary for payment of any amounts hereunder. No Participant or other person shall own any interest in any particular assets of the Company or any Subsidiary by reason of the right to receive payment under the Plan, and any Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst the Company, any Subsidiary, the Committee, and the Participants, their designated Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. Notwithstanding the foregoing, the Company may elect to establish an accrued reserve on its books against the future expense of benefits payable hereunder, or may establish a rabbi trust under this Plan, in which case, such reserve or trust, as applicable, shall not under any circumstances be deemed to be an asset of the Plan.

9.4	Governing Law

The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. In the event any provision of this Plan shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

9.5	No Directorship Rights

The establishment and operation of this Plan shall not confer any legal rights upon any Participant or other person for a continuation of directorship, nor shall it interfere with the rights of the Company or Subsidiary to terminate a Participant’s directorship and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

9.6	Severability of Provisions

If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

9.7	Construction

The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be used in the construction of the Plan.

9.8	Assignment

The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that the Company sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Company shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

9.9	Use of Funds

All Eligible Director Fees that are received or held under the Plan may be used by the Company for any corporate purpose.

9.10	Effective Date of Plan

The Plan is adopted, effective April 30, 2013.

9.11	Section 409A of the Code

The Plan is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Any amounts deferred hereunder that are subject to Section 409A of the Code and payable to a Participant who is or becomes a “specified employee” (within the meaning of such term under Section 409A of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Section 409A of the

Code) at the time of distribution, except in the event of death, shall be delayed in accordance with the requirements of Section 409A of the Code until the day immediately following the six month anniversary of such Participant’s “separation of service” within the meaning of Section 409A of the Code (and the guidance issued thereunder). Notwithstanding the foregoing, the Company does not guarantee, and nothing in the Plan is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan, and the Company shall not be responsible for compliance with, or exemption from, Section 409A of the Code and the guidance issued thereunder.

QUANTA SERVICES, INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

2013 DEFERRAL AGREEMENT

(This Deferral Agreement is not effective until filed with, and receipt is acknowledged by, the Committee)

Participant’s Last Name:	First:	Middle:

Address:
(Street)

(City, State, Zip Code)

Any capitalized term that is not defined herein shall have the meaning ascribed to such term in the Quanta Services, Inc. Non-Employee Director Deferred Compensation Plan (the “Plan”).

I.	Election to Defer Eligible Director Fees.

I hereby elect to participate in the Plan and to defer payment of the following percentage (which must be in 5% increments) of my Eligible Director Fees for the Service Period commencing in 2013 (the “2013 Service Period”) and earned on and after the date set forth below under the Plan:

[    ]% of my Eligible Director Fees for the 2013 Service Period

In lieu of such Eligible Director Fees, I acknowledge that Quanta Services, Inc. (the “Company”) will make a book entry to credit the Eligible Director Fees that I elected to defer above (the “Deferred Amount”) to my Account under the Plan. I understand that the Deferred Amount will be allocated to the Cash Account, unless and until I make an affirmative deemed investment choice from among the other deemed investment options, if any, available under the Plan, which deemed investment choice will be made subject to, and in accordance with, the terms and conditions of the Plan.

I acknowledge and agree that for this election to be effective this election must be made no later than: (i) December 31 of each Plan Year with respect to Eligible Director Fees that would otherwise be payable to me for the Service Period commencing in the following Plan Year or (ii) 30 days after the date on which I become a participant in the Plan, if I first become eligible to participate during a Plan Year, as the case may be, provided, however, that such election shall apply only to Eligible Director Fees earned for services performed subsequent to the date on which my election is received by the Committee.

II.	Deferral Period; Payment.

I understand that the portion of my Account attributable to this deferral election will be distributed to me no later than sixty (60) days after the earliest to occur of the following: (i) my Separation from Service; (ii) a Change in Control; and (iii) the date elected below (check only one):

☐	3 years after the applicable Award Date

☐	5 years after the applicable Award Date

☐	7 years after the applicable Award Date

☐	10 years after the applicable Award Date

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Subject to the Committee’s permission, I understand that this election may be subsequently deferred, provided that such subsequent deferral election (x) may not be effective until 12 months after the date the subsequent election is made; (y) must be made at least 12 months prior to the date the payment of the portion of my Account attributable to this deferral election would otherwise have been made; and (z) the payment is delayed by at least five years from the date elected above (or any subsequent election), in accordance with Treasury Regulation Section 1.409A-2(b)(1).

III.	Acknowledgements.

I understand that this election is binding and irrevocable, and is valid only for Service Period commencing in the Plan Year following this election, unless I make an election within 30 days after the day in which I first become eligible to participate in the Plan during a Plan Year, in which case my election is valid with respect to Eligible Director Fees earned in the Service Period commencing in the Plan Year of initial eligibility for services performed subsequent to such election during such Plan Year. If no new election is made with respect to any subsequent Plan Year, my Eligible Director Fees earned with respect to the Service Period commencing in such subsequent Plan Year will not be deferred under the Plan.

I acknowledge that I have received and reviewed a copy of the Plan, and that this election form and my participation in the Plan are subject to the terms, conditions and provisions of the Plan.

I acknowledge and agree that my participation in the Plan involves risk, including the possibility of loss since my account may be deemed invested in deemed investment choices that are subject to market fluctuation. I hereby agree that I have evaluated and understand the risks associated with the deemed investment of my account in the deemed investment options, if any, other than the Cash Account.

This election and the Plan are intended to comply with the applicable requirements of Section 409A and will be limited, construed and interpreted in a manner so as to comply therewith.

Signature of Participant:	Date

Receipt Acknowledged:

Committee

By:	Date

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